Exhibit 10.11

CONSULTING AGREEMENT

This Agreement is made on December 8, 2009 between GreenChek Technologies Inc. (the "Company") and Budget Systems USA (the "Consultant"), and is effective on December 8, 2009.  The Consultant has extensive experience regarding rules and regulations of certifying and/ verifying emissions reduction technologies through various United States governmental agencies and the Company seeks to benefit from the Consultant's expertise by retaining the Consultant as a Verification Process Consultant. The Consultant wishes to perform consulting services for the Company and Consultant’s Scope of Work is attached hereto as Schedule A. Accordingly, the Company and the Consultant broadly agree as follows:

1.	Services

a.
The consultant shall provide advice and consulting services to the Company with respect to matters related to the Company’s ERD-2.0 technical product and assisting the Company in becoming a verified technology under California law and the laws and rules administered by the US Environmental Protection Agency (US EPA). The Consultant shall be engaged by the Company as a consultant for the exchange of ideas and under the terms of this Agreement, may direct or conduct research for or on behalf of the Company for the sole purpose of assisting the Company obtaining verification for its technical product.

2.	Compensation

a.
Restricted Shares:  For the consulting services provided by the Consultant, the Company shall pay to the Consultant 200,000 restricted shares to be delivered within sixty (60) days of the execution of this Agreement.

b.
Stock Options:  The Consultant would also be entitled to receive stock options upon the implementation of an Incentive Stock Option Plan by the Company and once certain agreed upon milestones are reached by the Consultant. The number of incentive stock options will be determined at a later date but no later than March 31, 2010.

3.	Competition

The Consultant represents to the Company that the Consultant does not have any agreement to provide consulting services to any other party, firm, or company in the emissions reduction industry on matters relating to the scope of this consultancy, and will not enter into any such agreement during the term of this Agreement.

4.	Confidentiality

a.
Either party may disclose to the other party any information that the disclosing party would normally freely disclose to the other members of the emissions reduction technical community at large, whether by publication, by presentation at seminars, or in informal scientific discussions.

b.
The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other ("Confidential Information"). Each party will use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties except for matters covering the scope of this Agreement. The recipient may acquire information that pertains to the discloser's processes, equipment, programs, developments, or plans that is both (i) disclosed or made known by the disclosure to the recipient and (ii) identified in writing as "proprietary" by the disclosure. The recipient agrees not to disclose any Confidential Information to third parties or to use any Confidential Information for any purpose other than performance of the services contemplated by this Agreement, without prior written consent of the Company.

c.
Confidential Information subject to paragraph 4(b) does not include information that (i) is or later becomes available to the public through no breach of this Agreement by the recipient; (ii) is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) is already in the possession of the recipient on the date this Agreement becomes effective; (iv) is independently developed by recipient; or (v) is required to be disclosed by law, government regulation, or court order. In addition, Confidential Information subject to paragraph 4(b) does not include information generated by the Consultant unless the information is generated as a direct result of the performance of consulting services under this Agreement.

5.	Return of Materials

The Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by the Company, all drawings, tracings, and written materials in the Consultant's possession and (i) supplied by the Company in conjunction with the Consultant's consulting services under this Agreement or (ii) generated by the Consultant in the performance of consulting services under this Agreement.

6.	Term and Termination

a.	This Agreement shall be for a term of twelve (12) months, renewable upon reasonable terms and conditions as may be agreed upon by the Company and the Consultant.

b.
Termination of the Agreement under paragraph 6(a) above shall not affect the Company's obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is reasonably entitled to reimbursement.

7.	Miscellaneous

a.	This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be.

b.	The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as agent for the Company or its employees for any purpose.

c.
The Company will not use the Consultant's name in any commercial advertisement or similar material used to promote or sell products, unless the Company obtains in advance the consent of the Consultant.

d.
This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between the Company and the Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company, or by any written documents unless it is signed by an officer of the Company and by the Consultant.

e.
If any term or provision of this Agreement is deemed invalid, contrary to, or prohibited under applicable laws or regulation of any jurisdiction, this Agreement (save only this sentence) shall be invalid.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.

GREENCHEK TECHNOLOGY INC.

BY:   ”Lincoln Parke”
Name:  Lincoln Parke
Title:    President and CEO

CONSULTANT:
BUDGET SYSTEMS USA

BY:     ”Signed”
Name:  Consultant
Title:    Principal

2